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                                                                   EXHIBIT 10.67


                         AMERICAN HONDA MOTOR CO., INC.

                         POLICY ON THE PUBLIC OWNERSHIP
                         OF HONDA AND ACURA DEALERSHIPS

I.   OBJECTIVES

     In this Policy on the Public Ownership of Honda and Acura Dealerships (the "Policy"), American Honda Motor Co., Inc. ("American Honda") addresses several issues raised by the recent announcement by certain entities which own automobile dealerships that they intend to offer stock for sale to the public. Proposals for the public ownership of automobile dealerships have been widely publicized in the press. American Honda has been asked by several dealers and the National Automobile Dealers Association to state its position on the public ownership of Honda and Acura dealerships. This Policy is an effort to address these inquiries by providing guidelines for the ownership of Honda and Acura dealerships that assist Dealer Owners and potential Dealer Owners in assessing whether a particular form of ownership is consistent with American Honda's standards for its dealerships.

II.  BACKGROUND

     A.   THE PERSONAL NATURE OF THE DEALER OWNER RELATIONSHIP

     There is no simple "yes" or "no" answer to the question, "Will American Honda permit transfer of a dealership to a publicly-owned corporation?" The answer depends on whether the proposed form of ownership preserves the individualized relationship between the Dealer Owner and the local community, on the one hand, and American Honda and the Dealer Owner, on the other hand.

     Despite the recent increase of mass marketing (including the advent over the last twenty years of so-called "category killers" such as the toy store giants that have replaced neighborhood toy stores and the hardware giants that have replaced local hardware stores), American Honda continues to believe that automobile sales and service are most effectively done through dedicated, local dealerships with strong ties to the community. For most automobile purchasers, the decision to buy a new car is a major financial commitment and is only made after extensive deliberation. Although competitive price is undoubtedly a major factor in the buying decision, American Honda believes strongly that the building of a relationship between the dealer and the buyer, particularly the development of trust in the quality of the product and the service provided by Honda dealers has, over the years, been a major selling point that has distinguished Honda and Acura vehicles from the competition. When a first-time new car buyer purchases a Honda vehicle, American Honda believes that we have a great opportunity to make that customer a life-


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time Honda and Acura buyer -- because we provide the best products and the best service through the most dedicated and committed dealers.

     In order to ensure that Honda and Acura dealers provide the advice and service required by new car buyers, American Honda attempts to select the best people to be its dealers and requires that these people maintain personal control over Dealership Operations. Because individual Dealer Owners have considerable autonomy as to how they run their dealerships, American Honda's influence over the quality of its dealerships depends in large part on how wisely it selects its dealers. Although no process is perfect, American Honda believes that over the years it has done an excellent job of selecting Dealer Owners and is extremely proud of the quality of its dealerships.

     B.   THE DEALER AGREEMENT

     The Honda or Acura Automobile Dealer Sales and Service Agreement (the "Dealer Agreement") between American Honda and its dealers includes a number of provisions that ensure that the relationship between American Honda and its dealers will remain personal. Section C of the Dealer Agreement states: "Dealer covenants and agrees that this Agreement is personal to Dealer, to the Dealer Owner, and to the Dealer Manager, and American Honda has entered into this Agreement based upon their particular qualifications and attributes and their continued ownership or participation in Dealership Operations." Sections C and D of the Dealer Agreement name the specific individuals who own the dealership, their percentage of ownership, the individual who will function as the Dealer operator and the individual who will function as the Dealer Manager. Section J states: "Neither this Agreement, nor any part thereof or interest therein, may be transferred or assigned by Dealer, directly or indirectly, voluntarily or by operation of law, without the prior written consent of American Honda." In
Section 8.1 of the Dealer Agreement, "Dealer agrees that American Honda has the right to select each successor and replacement dealer and to approve its owners and principal management." Dealers must inform American Honda in writing of any potential change in the ownership or management listed in Sections C and D. Prior to taking effect, such changes must be approved in writing by American Honda. American Honda's approval will not be unreasonably withheld.

     C.   THE POTENTIAL BENEFITS OF PUBLIC INVESTMENT IN DEALERSHIPS

          Public investment in dealerships offers potential benefits to both American Honda and its dealers. American Honda needs exclusive Honda or Acura dealerships with separate, freestanding, state-of-the-art facilities at prime locations to meet its long term business objectives. American Honda dealers need to compete vigorously and such competition may include expanded and improved showrooms, upgraded computerization, the introduction of various customer amenities, etc. The ability to raise capital through public offerings of stock provides an additional means of financing improvement in dealership facilities and operations.


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AMERICAN HONDA "PUBLIC OWNERSHIP POLICY"


     D.   THE TENSION BETWEEN PERSONAL RELATIONSHIP AND PUBLIC OWNERSHIP

     American Honda believes that the quality of the individuals who serve as Honda or Acura dealers and Dealer Managers is essential to the success of American Honda and the dealerships. Therefore, American Honda is determined to maintain its personal relationship with its Dealer Owners and Dealer Managers and to continue to exercise the right of approval of changes in dealer ownership and management as set forth in the Dealer Agreement. To the extent that public ownership of a Honda or Acura dealership means that the Dealer Manager will be appointed by a board of directors selected by owners of publicly-traded stock, such an arrangement is inconsistent with American Honda's needs and the Dealer Agreement. On the other hand, public ownership of a portion of the shares of a dealership may be consistent with American Honda's objectives in cases in which a controlling interest in the dealership is maintained by a specified Dealer Owner and the dealership is managed by a specified Dealer Manager. The following guidelines are an attempt to reconcile the tension between American Honda's need for a personal relationship with each dealer and dealer proposals for public ownership of an interest in dealerships.

III. PUBLIC OWNERSHIP GUIDELINES

     A.   CASE-BY-CASE DETERMINATION.

     As in the past, American Honda will evaluate requests to transfer ownership of Honda and Acura dealerships on a case-by-case basis. Proposals to transfer ownership to entities with publicly-traded shares will be reviewed based on the standards set forth in this Policy. AMERICAN HONDA RESERVES THE RIGHT, IN ITS SOLE BUSINESS JUDGMENT, TO APPROVE OR REJECT SUCH TRANSFERS.

     B.   PROPOSALS TO BE SUBMITTED IN WRITING.

     All proposals to transfer ownership of Honda and Acura dealerships must be submitted in writing to American Honda and must include:

          1. A list of the individuals and entities that will own PRIVATELY-HELD SHARES of the dealership, including the amount of shares owned by such individual or entity and information and documentation about each such individual or entity; in the case of entities owning or controlling such privately-held shares, a list of the individuals owning such entities and information and documentation about such individuals;

          2. With respect to ownership interests not listed in accordance with subsection 1, immediately above, a list of the individuals and entities that will own or control 5% or more of the dealership (either through ownership of publicly-held stock or any combination of privately-held stock and publicly-held stock or any other


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     arrangement), including information and documentation about each such individual or entity;

          3. The number and percentage (if any) of the shares of the entity that owns the dealership that will be publicly traded;

          4. A detailed description, including flow charts, of the proposed structure of the entity that will own and/or control the dealership and the relationship of the Dealer Owner to these entities, including, with respect to entities with a significant interest in the Dealer Owner, a description of the individuals holding such interest;

          5. The name and a brief biography of the individual who will function as Dealer Manager and a detailed description of the functions and responsibilities of the Dealer Manager,

          6. Complete financial documents (including but not limited to the most recent and the prior year end audited financial statements of any entity proposing to obtain any interest equal to or greater than 5% of a dealership or 5% of an entity that owns a dealership), indicating, among other things, the amount of capitalization of the dealership and the verifiable sources of such capitalization;

          7. A detailed description of the proposed use of the funds to be raised from the public investment;

          8. The articles and bylaws of the entity or entities that will own and/or control the dealership;

          9. Copies of the proposed transactional documents that will be used to effectuate the transaction, including, without limitation, copies of any government filings and contracts pertaining thereto; and

          10. Copies of any additional documents that the transferees, transferors and other parties having a substantial interest in the transaction have that American Honda would reasonably need to evaluate the proposal.

     After receipt of complete documentation for the proposal, as outlined above, and due consideration thereof, American Honda will provide the party submitting the proposal with a preliminary assessment of the proposed transaction. NO FINAL DECISION ON THE PROPOSAL WILL BE MADE UNTIL SUBMISSION OF FINAL VERSIONS OF ITEMS 1 THROUGH 10 WITH ANY OTHER DOCUMENTATION REQUESTED BY AMERICAN HONDA AND AMERICAN HONDA AND THE NEW OWNERSHIP ENTITY AGREE ON AND ENTER INTO A DEALER AGREEMENT.


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     It is not advisable to make any expenditures or commitments, or to enter into any contracts or incur any obligations on the assumption that authorization of a proposal will be granted. Any such expenditures, commitments or obligations, financial or otherwise, made or entered into by a dealer in anticipation of authorization of a proposal, and prior to: (1) receipt of final written approval by American Honda and (2) execution of the necessary documents as described above (including a new Dealer Agreement) are made entirely at the dealer's own risk and without any liability on the part of American Honda.

     C.   GUIDES TO PREPARATION OF AN ACCEPTABLE PROPOSAL

     In preparing the documents listed immediately above, the dealer should keep in mind the following list of standards (which is intended to provide guidance, not to be a complete list) to which American Honda will require adherence:

          1. All dealerships must have a qualified Dealer Manager acceptable to American Honda. American Honda's right of prior written approval of any change of Dealer Manager must be incorporated into the transactional documents. The Dealer Manager should be a well-respected, civicly-active member of the community. As discussed above, personal involvement by Dealer Managers in Dealership Operations is an important means of ensuring that Honda and Acura dealerships are run with a high level of attention, care and commitment. The Dealer Manager must maintain control over the day-to-day operations of the dealership and the transactional documents should set forth in detail the level of autonomy that the Dealer Manager will exercise, including, for example, the amount of money that the Dealer Manager will be empowered to transfer. Dealerships must abide by American Honda's commitment to encourage diversity of persons in dealer management positions.

          2. The Dealer Owner's Executive Manager (that is, the person who has operational control of the entity that owns and/or controls the dealership) should be an experienced, well-respected executive with final authority to decide any dealership matters not within the authority of the Dealer Manager.

          3. Dealerships are non-transferable without the prior written consent of American Honda. Because the shares of publicly-owned corporations are freely transferable, the percentage of public ownership must be restricted so that a controlling interest of the dealership remains in the hands of approved individuals. It follows that the controlling interest in the entity that controls the dealership cannot be transferred without the prior written consent of American Honda. In no event may the percentage of public ownership of a dealership be greater than or equal to the percentage of private ownership by American Honda-approved individuals and privately-held entities. To the extent that an entity not approved by American Honda attempts to acquire control and/or ownership of a dealership, the Dealer Agreement with American Honda must provide for


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     termination of the Dealer Agreement and/or American Honda's right to acquire the dealership at its fair market value.

          4. The controlling interest in Honda or Acura dealerships must remain in the hands of a person or entity engaged predominantly in the sale and service of new automobiles. For example, American Honda will not approve transfer of dealerships or entities that control dealerships to general retailers or retailers that deal primarily in non-automotive products.

          5. American Honda will not approve the transfer of Honda or Acura dealerships to entities that are known to have significant investments in companies that compete with American Honda or its parent, subsidiaries or Affiliates in manufacturing, marketing, or selling automotive products or services.

          6. Public corporations having an ownership interest in the dealership and the individuals and entities that control such public corporations (but not persons whose ownership interest is limited to passive ownership of 5% or less of the shares of public corporations) must agree to obtain American Honda's approval before acquiring an interest in any other Honda or Acura dealership. American Honda reserves the right to limit the number and/or location of Honda and Acura dealerships that can be owned or controlled by any one individual or corporation. In the future, except where a specific finding is made by American Honda that such acquisition would further a business interest of American Honda, individuals and/or entities will be limited to acquiring interests in dealerships as follows:

               a.   HONDA

               No one shall be allowed to acquire an ownership interest, directly or through an Affiliate, in a multiple number of Honda dealerships as provided below:

               (a) in a "Metro" market (a "Metro" market is a metropolitan market area represented by two or more Honda dealer points) with two (2) to ten (10) Honda dealership points (inclusive), no Dealer Owner may own, operate or have an interest in more than one (1) Honda dealership;

               (b) in a Metro market with eleven (11) to twenty (20) Honda dealership points (inclusive), no Dealer Owner may own, operate or have an interest in more than two (2) Honda dealerships;

               (c) in a Metro market with twenty-one (21) or more Honda dealership points, no Dealer Owner may own, operate or have an interest in more than three (3) Honda dealerships.


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               (d)  in more than 4% of the Honda dealerships in any one of the ten Honda Zones; and

               (e)  in more than seven (7) Honda dealerships nationally.

               No one shall acquire contiguous Honda dealerships.

               b.   ACURA

               No one shall be allowed to acquired an ownership interest, directly or through an Affiliate, in a multiple number of Acura dealerships as provided below:

               (a) in "Metro" market (a "Metro" market is metropolitan market area represented by two or more Acura dealer points), no Dealer Owner may own, operate or have an interest in more than one (1) Acura dealership;

               (b) in more than two (2) Acura dealerships in any one of the six Acura Zones; and

               (c)  in more than three (3) Acura dealerships nationally.

               No one shall acquire contiguous Acura dealerships.

               "Affiliate" of, a or person or entity "affiliated" with, a specified person or entity, means a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the person or entity specified. For the purpose of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of securities, by contract or otherwise.

          7. The dealership would continue to have the same reporting requirements as all other Honda and Acura dealerships, including dealership-specific financial information on the same basis that the dealership has provided such information in the past. In the case of corporations that, with American Honda's approval, own multiple Honda and Acura dealerships, each such dealership must be separately incorporated and financial information must be broken down by individual dealership and must meet capitalization requirements, etc., by individual dealership. The corporate bylaws of the individual corporation that actually owns a Honda or Acura dealership must restrict it


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     from engaging in any activity other than the ownership and maintenance of an Honda or Acura dealership.

          8. The dealership must agree to provide American Honda with all information and documents, including but not limited to SEC filings, that evidence a substantial change of ownership or control of such dealership or any entity with a controlling interest in such dealership. Individuals or entities that acquire, own or control more than 5% of any entity that owns or controls a Honda or Acura dealership must provide American Honda with copies of all filings made to the SEC, all comparable filings made to state agencies, and, at least once annually, the most recent calendar year's fully audited financial statements. Nothing in this subsection 8 should be construed to limit the requirement that any proposed change in the ownership or control of privately-held shares of a dealership or an entity that owns a dealership must be reported to American Honda and is subject to American Honda's prior written approval.

          9. For allocation and other purposes, transfer of Honda or Acura Automobiles from one dealership to another dealership owned and/or controlled by the same entity will be treated the same as a transfer between separately-owned dealerships.

          10. The dealership should be committed to providing separate, freestanding Dealership Operations that exclusively offer a full range of Honda Products and services or Acura Products and services and do not offer competing products or services from its Dealership Premises.

          11. The controlling individual or entity must be liable for the operation of the dealership, and must agree to indemnify American Honda for any claims made by shareholders of publicly-held shares against American Honda to the full extent permitted by law. American Honda must have the right (but not the obligation) to review all documentation and other representations to the public about any offering of stock in the dealership or the entity owning the dealership. Whether or not American Honda reviews them, such documentation and representations must include an affirmative statement that American Honda is completely independent of the entity offering the stock and that, although American Honda's acts or omissions may have an impact on the value of the stock, American Honda bears no responsibility for such impact and has no liability to any investor under any legal or equitable theory.

          12. The entity that owns or controls the dealership may not commingle its trademarks with dealer trademarks other than those used exclusively in connection with the dealership. For example, a dealer could use its own "dealership" trademark in conjunction with the Honda or Acura Trademarks as in "John Smith HONDA" but it could not use a trademark in conjunction with the Honda or Acura Trademarks that it also uses in conjunction with non-Honda or non-Acura goods or services. The entity must


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     agree to maintain the Honda or Acura brand image, as that image is developed by American Honda.

          13. The entity that owns the dealership must agree to have all dealership sales and service personnel certified by American Honda pursuant to its usual certification programs; to use and sell genuine Honda and Acura parts and accessories; and to participate in good faith in applicable Honda or Acura sales, marketing, service, parts, facility image and upgrade, training, customer satisfaction, and diversity programs.

          14. The Dealer Agreement will also provide that breaches of the Dealer Agreement or failure to adhere to American Honda requirements by any individual dealership owned by an entity shall be treated as breaches of the Dealer Agreement between American Honda and such entity and shall constitute reasonable grounds for rejection by American Honda of acquisition by the entity of additional Honda or Acura dealerships.

          15. American Honda will not approve any transfer of a dealership that is not in full compliance with the Dealer Agreement between American Honda and such dealership prior to such transfer.

          16. The Dealer Agreement with the entity that owns the dealership will include provisions that incorporate the provisions of this Policy and, without limiting the foregoing, permit American Honda to terminate the Dealer Agreement for a breaches of the above-listed requirement and to reacquire the dealership as set forth in subsection III.C.3. above.


Inquiries about the Policy should be made to Honda Dealer Placement and/or Acura Dealer Development, as applicable.

Inquiries about the transfer of a dealership should be made to Zone Sales
Office.


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